Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase (as defined below), dated July 17, 2017, and the related Letter of Transmittal (as defined below) and any amendments or supplements thereto. Purchaser (as defined below) is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

NCI, Inc.

at

$20.00 Net Per Share

by

Cloud Merger Sub, Inc.,

a wholly-owned subsidiary of

Cloud Intermediate Holdings, LLC,

an affiliate of

H.I.G. Middle Market LBO Fund II, L.P.

Cloud Merger Sub, Inc. (“Purchaser”), a Delaware corporation and a wholly-owned subsidiary of Cloud Intermediate Holdings, LLC (“Parent”), a Delaware limited liability company, hereby offers to purchase for cash all of the outstanding shares (collectively, the “Shares”) of Class A common stock, par value $0.019 per share (the “Class A Common Stock”), and Class B common stock, par value $0.019 per share (the “Class B Common Stock”), of NCI, Inc. (“NCI”), at a price of $20.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 17, 2017 (as may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (the “Letter of Transmittal”) (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). Parent is affiliated with H.I.G. Middle Market LBO Fund II, L.P., a Delaware limited partnership. Tendering stockholders who have Shares registered in their names and who tender directly to American Stock Transfer & Trust Company, LLC (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, bank or other institution should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON AUGUST 11, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 2, 2017, among Parent, Purchaser and NCI (as the same may be amended, the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain limited conditions, Purchaser will be merged with and into NCI, with NCI being the surviving corporation after such merger (the “Merger”) and each issued and outstanding Share (other than Shares owned by NCI, Purchaser or Parent or any other subsidiaries of NCI or Parent, all of which will be cancelled, and other than Shares as to which the holder thereof has properly demanded and not otherwise lost appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”)) will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and converted into the right to receive an amount in cash equal to the Offer Price. As a result of the Merger, NCI will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things: (a) the absence of a termination of the Merger Agreement in accordance with its terms; (b) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to midnight, New York City time, at the end of the day on August 11, 2017 (the “Expiration Date,” unless extended by Purchaser in accordance with the Merger Agreement, in which event “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire) a number of Shares (excluding all Shares tendered in the Offer pursuant to guaranteed delivery instructions for which certificates have not yet been “received” (as such term is defined in Section 251(h) of the DGCL) by the depositary in settlement or satisfaction of such guarantee prior to the Expiration Date) which, upon consummation of the Offer (assuming that the shares of Class B Common Stock validly tendered and not validly withdrawn will convert to shares of Class A Common Stock at the time of the consummation of the Offer), when added (without duplication) to any Shares then owned, directly or indirectly by Purchaser, Parent and any other subsidiaries of Parent, collectively represent as of the Expiration Date at least a majority of the voting power of the sum of (i) the aggregate voting power of the Shares outstanding immediately after the consummation of the Offer; and (ii) the aggregate voting power of the Shares that NCI may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement, or exercise of all then outstanding options, warrants or securities convertible or exchangeable into Shares, or other rights to acquire or be issued Shares, regardless of the conversion or exercise price or other terms and conditions thereof (the “Minimum Condition”); (c) the expiration of any waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (d) there not being in effect immediately prior to the Expiration Date any order, writ, conciliation or remediation agreement, award, injunction, judgment, decision, decree, ruling or assessment (whether temporary, preliminary or permanent) or any supranational, federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, act, judgment, resolution, ordinance, code, edict, order, decree, rule, regulation, ruling or requirement enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer by or under the authority of any governmental body of competent jurisdiction in the United States, that is in effect immediately prior to the effective time of the Merger and that enjoins or otherwise prohibits the making or consummation of the Offer or the Merger. The Offer is also subject to other conditions described in the Offer to Purchase.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and ultimately the entire equity interest in, NCI. Following the consummation of the Offer, Purchaser intends to effect the Merger as promptly as practicable, subject to the satisfaction of certain conditions.

The board of directors of NCI has unanimously: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of NCI and its stockholders, (ii) authorized, approved and declared advisable the Merger Agreement, the Tender Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger, (iii) agreed that the Merger will be effected under Section 251(h) of the DGCL and (iv) recommended that NCI’s stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Purchaser and any other subsidiary of Parent of at least the number of Shares that would otherwise be required to approve the Merger, and if the Merger is so effected pursuant to Section 251(h) of the DGCL, no stockholder vote will be required to adopt the Merger Agreement or consummate the Merger. Following the purchase of Shares in the Offer, Parent and Purchaser expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Subject to the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the provisions of the Merger Agreement, Purchaser expressly reserves the right (i) to extend the Offer if any of the conditions to the Offer have not been satisfied or waived by Purchaser, (ii) to waive any condition to the Offer (other than the Minimum Condition) in its sole discretion or (iii) to increase the Offer Price or otherwise amend the Offer in any respect not adverse to the holders of Shares, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. Purchaser may not, however, among other actions, reduce the Offer Price or change the form of consideration to be paid in the Offer, reduce the number of Shares subject to the Offer, waive or amend the Minimum Condition, amend or modify any Offer condition in a manner adverse to the holders of Shares, impose different or additional Offer conditions, adversely change any of the Offer terms or extend or otherwise change any time period for the performance of any obligation of Parent or Purchaser, in each case without the consent of NCI.

Purchaser is required to extend the Offer beyond its then-scheduled Expiration Date (i) for any period required by any applicable rule or regulation of the SEC or its staff or the Nasdaq Stock Market (“Nasdaq”), (ii) for a period of 10 business days (or other period agreed to by the parties) at the request of NCI if any condition to the Offer other than the Minimum Condition is not met as of the Expiration Date (including any Expiration Date resulting from an extension to the Offer at NCI’s request or otherwise) or (iii) for up to two successive periods of 10 business days each (or other period agreed to by the parties) at the request of NCI if all conditions to the Offer other than the Minimum Condition have been met. In no event, however, shall Purchaser be required to extend the Offer beyond September 30, 2017 (the “Outside Date”) or, if earlier, the termination of the Merger Agreement in accordance with its terms.

In addition, Purchaser may, without requiring the consent of NCI or any other person, extend the Offer for one or more periods of up to 10 business days each (or such other period as approved by NCI), if at the then-scheduled Expiration Date (i) any of the conditions of the Offer have not been satisfied or waived by Purchaser or (ii) Parent notifies NCI that the full amount of the debt financing committed to be provided to Parent and Purchaser pursuant to a debt commitment letter provided to Purchaser by KKR Credit Advisors (US) LLC has not been funded and will not be funded if the Offer is not extended (a “Financing Extension Notice”). However, if Purchaser extends the Expiration Date because of a Financing Extension Notice, NCI will be entitled to terminate the Merger Agreement and receive a termination fee of $19,698,000 from Parent. In no event, however, may Purchaser extend the Offer beyond the Outside Date or, if earlier, the termination of the Merger Agreement without NCI’s prior written consent.

The Merger Agreement does not contemplate a subsequent offering period for the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) if applicable the certificates evidencing such Shares or, if the Shares are held via a book entry at The Depository Trust Company (“DTC”), confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer at DTC, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn at any time after September 15, 2017, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written or facsimile transmission notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder, if different from that of the person who tendered such Shares. If share certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such share certificates, the serial numbers shown on such share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer to the Depositary’s account at DTC as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. Purchaser will determine, in its discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

NCI has provided Purchaser with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on NCI’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. For a summary of the material United States federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Each holder of Shares should consult its or his or her own tax advisor regarding the United States federal income tax consequences of the Offer and the Merger in light of its, his or her particular circumstances, as well as the income or other tax consequences that may arise under the laws of any United States local, state or federal or non-United States taxing jurisdiction and the possible effects of changes in such tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720

Stockholders and All Others Call Toll-Free: (855) 305-0857

Email: info@okapipartners.com

July 17, 2017